Exhibit 99.1

FERRELLGAS PARTNERS, L.P. ANNOUNCES PRICING OF

PRIVATE PLACEMENT OF $175 MILLION 8 5/8% SENIOR NOTES DUE 2020

OVERLAND PARK, Kansas, January 24, 2017 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE: FGP) and its wholly-owned subsidiary Ferrellgas Partners Finance Corp. (together, the “Issuers”) today announced the pricing of their previously announced private placement of 8 5/8% Senior Notes due 2020.  The size of the offering was increased from $150 million to $175 million aggregate principal amount of the notes, and the notes will be issued at a price of 96.0% of par, plus accrued interest from December 15, 2016.  The offering is expected to close on January 30, 2017, subject to customary closing conditions.

This offering constitutes a further issuance of the Issuers’ 8 5/8% Senior Notes due 2020 first issued on April 13, 2010, of which $182 million aggregate principal amount is outstanding prior to the closing of this offering.  The notes offered in this offering will be treated as a single series with the previously issued notes for all purposes under the indenture governing the 8 5/8% Senior Notes due 2020 but will have a separate CUSIP number from that of the previously issued notes and therefore will not be fungible at any time with the previously issued notes.

Ferrellgas Partners, L.P. intends to use the net proceeds from the offering to repay borrowings under its operating partnership’s secured credit facility.

The securities to be sold have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, absent such registration, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The securities will be offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer or sale of these securities in any jurisdiction in which such an offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts:

Jack Herrold, Investor Relations — jackherrold@ferrellgas.com, 913-661-1851

Jim Saladin, Media Relations — jimsaladin@ferrellgas.com, 913-661-1833